Exhibit 1.01

Universal Electronics Inc.
Conflict Minerals Report
For the reporting period from January 1, 2019 to December 31, 2019

This Conflict Minerals Report (this “Report”) of Universal Electronics Inc. (the “Company,” “we,” “us” or “our”) has been prepared pursuant to Rule 13p-1 and Form SD promulgated under the Securities Exchange Act of 1934 for the reporting period January 1, 2019 to December 31, 2019 (the “Reporting Period”).
Rule 13p-1, through Form SD, requires the disclosure of certain information if a company manufactures or contracts to manufacture products for which certain “conflict minerals” (as defined below) are necessary to the functionality or production of such products. Form SD defines “conflict minerals” as: (i)(a) columbite-tantalite (coltan), (b) cassiterite, (c) gold and (d) wolframite, or their derivatives, which are currently limited to tantalum, tin and tungsten; or (ii) any other mineral or its derivatives determined by the U.S. Secretary of State to be financing conflict in the Democratic Republic of the Congo or an adjoining country (collectively, the “Covered Countries”). Our operations, including the operations of our consolidated subsidiaries, may at times manufacture, or contract to manufacture, products such as universal remote controls, audio-video accessories, and intelligent wireless security, sensing and automation components (collectively, our “products”) for which conflict minerals are necessary to the functionality or production of those products. As required by Form SD, we have conducted a good faith reasonable country of origin inquiry (“RCOI”) regarding the conflict minerals included in our products during the Reporting Period, which we refer to as the “Subject Minerals,” to determine whether any of the Subject Minerals originated in the Covered Countries and/or whether any of the Subject Minerals may be from recycled or scrap sources. Where applicable, we have conducted additional due diligence regarding the sources of the Subject Minerals. The results of our RCOI regarding the Subject Minerals, as well as our additional due diligence regarding the sources of such Subject Minerals, are contained in this Report, which is publicly available with the related Form SD at www.uei.com/about/investor-relations under "SEC Filings". The content on any website referred to in this Report is not incorporated by reference into this Report unless expressly noted.
1.    The Company’s RCOI
The Company has conducted a good faith RCOI regarding the Subject Minerals. This good faith RCOI was reasonably designed to determine whether any of the Subject Minerals originated in the Covered Countries and whether any of the Subject Minerals may be from recycled or scrap sources, in accordance with Form SD and related guidance provided by the Securities and Exchange Commission (“SEC”). The Company also exercised due diligence on the source and chain of custody of the Subject Minerals. The Company’s due diligence measures have been designed to conform to the framework in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Second Edition, including the related supplements on gold, tin, tantalum and tungsten (the “OECD Guidelines”).
The Company’s global supply chain is complex. Because the Company does not purchase conflict minerals directly from mines, smelters or refiners, there are many third parties in the supply chain between the Company and the original sources of conflict minerals. As a result, the Company relies on its direct suppliers to provide information regarding the origin of any conflict minerals that are included in its products. In accordance with the OECD Guidelines and related guidance provided by the SEC, the Company works with its direct suppliers to identify, where possible, the smelters and refiners of the Subject Minerals.
In preparation for conducting our RCOI, we analyzed our entire supplier base to identify suppliers that we believed could potentially provide components or materials containing Subject Minerals that were incorporated into products that we manufactured or contracted to manufacture. As a result of this process, we identified 224 direct suppliers (collectively, the “Covered Suppliers”) that we believed could potentially provide materials containing Subject Minerals. We sent a request to each of the Covered Suppliers to provide information regarding the presence and sourcing of conflict minerals used in the products supplied to the Company during the Reporting Period. To make these requests, we utilized the Responsible Minerals Initiative (“RMI”) Conflict Minerals Reporting Template (“CMRT”). An escalation process was initiated with Covered Suppliers who continued to be non-responsive after the above contacts were made. For the Reporting Period, we obtained representations from Covered Suppliers representing approximately 86% of the total dollar value of our purchases from Covered Suppliers during the Reporting Period.
Using a risk-based approach, we evaluated responses from the Covered Suppliers for plausibility, consistency, and gaps both in terms of which materials were stated to contain or not contain Subject Minerals, as well as the origin of those Subject Minerals. We engaged certain Covered Suppliers, holding discussions and reviewing the results of their internal due diligence efforts, to ensure that the responses to our inquiries regarding conflict minerals were thorough and understood.
2.     The Company’s Due Diligence Process
The Company’s due diligence process is based on the OECD Guidelines. Due diligence measures undertaken by the Company during the Reporting Period included the following:
Establish Strong Company Management Systems
Conflict Minerals Policy
During the Reporting Period, we continued to communicate our conflict minerals policy ("Conflict Minerals Policy") to our supply chain. Our Conflict Minerals Policy, which is publicly available at www.uei.com/corporate-responsibility/conflict-minerals, affirms that the Company takes its corporate responsibility seriously and that it is the Company’s goal to only use conflict minerals in its products that are sourced responsibly. Furthermore, we maintained a public email address (UEIConflictMinerals@uei.com) for general inquiries and feedback regarding our conflict minerals program.
Internal Team to Support Supply Chain Due Diligence
The Company has established an internal team to manage conflict minerals engagement with its suppliers. The team is comprised of individuals representing the functional areas of procurement, product quality, manufacturing and compliance within each of our domestic and international business units. The Company’s team of subject matter experts is responsible for reaching out to the Company’s supplier base on an ongoing basis to collect information, including CMRTs, regarding the presence and sourcing of conflict minerals in products supplied to the Company.
Measures Taken to Strengthen Company Engagement With Suppliers
The Company continually strives to increase its supply chain transparency and identify risks within its supply chain. The Company is committed to conducting business in a socially responsible manner and is determined to partner with suppliers who are similarly committed. The Company engages in quality assessments with its suppliers on an annual basis. Through this process, the Company is able to remain engaged with its supply base from a quality and compliance perspective.
The Company also maintains its commitment to the responsible sourcing of conflict minerals through the use of specific provisions in its purchase orders. When engaging inventory suppliers who may supply us with products containing conflict minerals, we include a provision in the “terms and conditions” section of our purchase orders that requires the supplier to represent to us that all products supplied to the Company are free of conflict minerals or if the supplier is unable to make this representation that the supplier will work with the Company to be able to make this representation or obtain sourcing information to enable the Company to accurately identify the source of Subject Minerals contained in the products provided by the supplier, with the understanding that all products supplied will be free of conflict minerals. Further, suppliers are required to cooperate with the Company’s periodic requests to capture information regarding the source of Subject Minerals in products provided to the Company.
RCOI Data Management
We utilize a comprehensive conflict minerals data management tool that tracks communications with direct suppliers, houses RCOI and due diligence information, automates the validation of direct supplier CMRT data received and consolidates direct supplier CMRT information for analysis and reporting. This tool has enabled us to be both more efficient and more effective in the collection of conflict minerals information from our suppliers.
Identify and Assess Risks in the Supply Chain
As discussed above, we are assessing our supply chain risks and are working with our suppliers in developing greater supply chain transparency. The most significant element of understanding our supply chain and making these assessments is obtaining CMRTs from our direct suppliers and analyzing these CMRT responses on both an individual and an aggregated basis.

Design and Implement a Strategy to Respond to Identified Risks
We are committed to maintaining high standards of corporate responsibility through our compliance with Form SD. During the Reporting Period, we worked to address any significant due diligence findings as they arose. For example, as noted above, we conducted additional due diligence for certain Covered Suppliers who provided inadequate or incomplete initial responses to the RCOI. Our risk assessment procedures will continue to evolve as circumstances warrant. See “Additional Due Diligence and Risk Mitigation” below for additional detail.
Carry out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain
Where possible, we have relied on third party assurances and certifications. For example, we accept as reliable any smelter that is compliant with the RMI Responsible Minerals Assurance Process ("RMAP"). To the extent that other audited supplier certifications are provided to us, we will consider reliance on such certifications on a case-by-case basis.
Report Annually on Supply Chain Due Diligence
This report and related Form SD are publicly available at www.uei.com/about/investor-relations under "SEC Filings" and meets the OECD recommendation to report annually on supply chain due diligence.
3.    Due Diligence Results
The Company manufactures products that may contain conflict minerals. Based on the information obtained pursuant to the RCOI and due diligence process described above, the Company determined that certain of the Subject Minerals were from “recycled or scrap sources” (as such term is defined in Form SD). Additionally, the Company compiled the list in Table 1 below of verified smelters that provided certain of the Subject Minerals.
Although the Company obtained information regarding the smelters used by the Covered Suppliers to process certain conflict minerals during the Reporting Period, as well as the countries of origin for such conflict minerals, in a number of cases the Covered Suppliers provided conflict mineral information at a company-wide level, rather than with respect to the specific products supplied to the Company. As a result, in these cases we were unable to conclude whether conflict minerals from smelters listed by these Covered Suppliers were actually used in the Company’s products and thus have not included these smelters in the list in Table 1, nor have we included country of origin information provided by these particular Covered Suppliers in the country of origin information below Table 1. As discussed above, we are assessing our supply chain risks and are working with our suppliers in developing greater supply chain transparency.

Table 1
List of Verified Smelters

Metal	Smelter Name
Columbite-Tantalite (Coltan/Tantalum)
Asaka Riken Co., Ltd.
Changsha South Tantalum Niobium Co., Ltd.
D Block Metals, LLC
Exotech Inc.
F&X Electro-Materials Ltd.
FIR Metals & Resource Ltd.
Global Advanced Metals Aizu
Global Advanced Metals Boyertown
Guangdong Rising Rare Metals-EO Materials Ltd.
Guangdong Zhiyuan New Material Co., Ltd.
H.C. Starck Co., Ltd.
H.C. Starck Hermsdorf GmbH
H.C. Starck Inc.
H.C. Starck Ltd.
H.C. Starck Smelting GmbH & Co. KG
H.C. Starck Tantalum and Niobium GmbH
Hengyang King Xing Lifeng New Materials Co., Ltd.
Jiangxi Dinghai Tantalum & Niobium Co., Ltd.
Jiangxi Tuohong New Raw Material
Jiujiang Janny New Material Co., Ltd.
JiuJiang JinXin Nonferrous Metals Co., Ltd.
Jiujiang Tanbre Co., Ltd.
Jiujiang Zhongao Tantalum & Niobium Co., Ltd.
KEMET Blue Metals
KEMET Blue Powder
LSM Brasil S.A.
Metallurgical Products India Pvt., Ltd.
Mineracao Taboca S.A.
Mitsui Mining and Smelting Co., Ltd.
Ningxia Orient Tantalum Industry Co., Ltd.
NPM Silmet AS
PRG Dooel
QuantumClean
Resind Industria e Comercio Ltda.
Solikamsk Magnesium Works OAO
Taki Chemical Co., Ltd.
Telex Metals
Ulba Metallurgical Plant JSC
XinXing HaoRong Electronic Material Co., Ltd.
Yanling Jincheng Tantalum & Niobium Co., Ltd.

Cassiterite (Tin)
Alpha
An Vinh Joint Stock Mineral Processing Company
Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.
Chifeng Dajingzi Tin Industry Co., Ltd.
China Tin Group Co., Ltd.
CV Ayi Jaya
CV Dua Sekawan
CV Gita Pesona
CV United Smelting
CV Venus Inti Perkasa
Dongguan CiEXPO Environmental Engineering Co., Ltd.
Dowa
Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company
EM Vinto
Estanho de Rondonia S.A.
Fenix Metals
Gejiu Fengming Metallurgy Chemical Plant
Gejiu Kai Meng Industry and Trade LLC
Gejiu Non-Ferrous Metal Processing Co., Ltd.
Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.
Gejiu Zili Mining And Metallurgy Co., Ltd.
Guangdong Hanhe Non-Ferrous Metal Co., Ltd.
Guanyang Guida Nonferrous Metal Smelting Plant

Metal	Smelter Name
Cassiterite (Tin) (continued)
HuiChang Hill Tin Industry Co., Ltd.
Huichang Jinshunda Tin Co., Ltd.
Jiangxi New Nanshan Technology Ltd.
Ma'anshan Weitai Tin Co., Ltd.
Magnu's Minerais Metais e Ligas Ltda.
Malaysia Smelting Corporation (MSC)
Melt Metais e Ligas S.A.
Metallic Resources, Inc.
Metallo Belgium N.V.
Metallo Spain S.L.U.
Mineracao Taboca S.A.
Minsur
Mitsubishi Materials Corporation
Modeltech Sdn Bhd
Nghe Tinh Non-Ferrous Metals Joint Stock Company
O.M. Manufacturing (Thailand) Co., Ltd.
O.M. Manufacturing Philippines, Inc.
Operaciones Metalurgicas S.A.
Pongpipat Company Limited
PT Aries Kencana Sejahtera
PT Artha Cipta Langgeng
PT ATD Makmur Mandiri Jaya
PT Babel Inti Perkasa
PT Bangka Prima Tin
PT Bangka Serumpun
PT Bangka Tin Industry
PT Belitung Industri Sejahtera
PT Bukit Timah
PT DS Jaya Abadi
PT Eunindo Usaha Mandiri
PT Inti Stania Prima
PT Karimun Mining
PT Kijang Jaya Mandiri
PT Menara Cipta Mulia
PT Mitra Stania Prima
PT Panca Mega Persada
PT Premium Tin Indonesia
PT Prima Timah Utama
PT Rajehan Ariq
PT Refined Bangka Tin
PT Sariwiguna Binasentosa
PT Stanindo Inti Perkasa
PT Sukses Inti Makmur
PT Sumber Jaya Indah
PT Timah Tbk Kundur
PT Timah Tbk Mentok
PT Tinindo Inter Nusa
PT Tommy Utama
Resind Industria e Comercio Ltda.
Rui Da Hung
Soft Metais Ltda.
Super Ligas
Thai Nguyen Mining and Metallurgy Co., Ltd.
Thaisarco
Tin Technology & Refining
Tuyen Quang Non-Ferrous Metals Joint Stock Company
White Solder Metalurgia e Mineracao Ltda.
Yunnan Chengfeng Non-ferrous Metals Co., Ltd.
Yunnan Tin Company Limited
Yunnan Yunfan Non-ferrous Metals Co., Ltd.

Gold	8853 S.p.A. Advanced Chemical Company Aida Chemical Industries Co., Ltd. Al Etihad Gold Refinery DMCC Allgemeine Gold-und Silberscheideanstalt A.G.

Metal	Smelter Name
Gold (continued)
Almalyk Mining and Metallurgical Complex (AMMC)
AngloGold Ashanti Corrego do Sitio Mineracao
Argor-Heraeus S.A.
Asahi Pretec Corp.
Asahi Refining Canada Ltd.
Asahi Refining USA Inc.
Asaka Riken Co., Ltd.
Atasay Kuyumculuk Sanayi Ve Ticaret A.S.
AU Traders and Refiners
Aurubis AG
Bangalore Refinery
Bangko Sentral ng Pilipinas (Central Bank of the Philippines)
Boliden AB
C. Hafner GmbH + Co. KG
Caridad
CCR Refinery - Glencore Canada Corporation
Cendres + Metaux S.A.
Chimet S.p.A.
Chugai Mining
Daejin Indus Co., Ltd.
Daye Non-Ferrous Metals Mining Ltd.
Degussa Sonne / Mond Goldhandel GmbH
DODUCO Contacts and Refining GmbH
Dowa
DS PRETECH Co., Ltd.
DSC (Do Sung Corporation)
Eco-System Recycling Co., Ltd. East Plant
Emirates Gold DMCC
GCC Gujrat Gold Centre Pvt. Ltd.
Geib Refining Corporation
Gold Refinery of Zijin Mining Group Co., Ltd.
Great Wall Precious Metals Co., Ltd. of CBPM
Guangdong Jinding Gold Limited
Guoda Safina High-Tech Environmental Refinery Co., Ltd.
Hangzhou Fuchunjiang Smelting Co., Ltd.
Heimerle + Meule GmbH
Heraeus Metals Hong Kong Ltd.
Heraeus Precious Metals GmbH & Co. KG
Hunan Chenzhou Mining Co., Ltd.
HwaSeong CJ CO., LTD.
Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.
Ishifuku Metal Industry Co., Ltd.
Istanbul Gold Refinery
Italpreziosi
Japan Mint
Jiangxi Copper Co., Ltd.
JSC Uralelectromed
JX Nippon Mining & Metals Co., Ltd.
Kazakhmys Smelting LLC
Kazzinc
Kennecott Utah Copper LLC
KGHM Polska Miedz Spolka Akcyjna
Kojima Chemicals Co., Ltd.
Korea Zinc Co., Ltd.
Kyrgyzaltyn JSC
Kyshtym Copper-Electrolytic Plant ZAO
L'azurde Company For Jewelry
Lingbao Gold Co., Ltd.
Lingbao Jinyuan Tonghui Refinery Co., Ltd.
L'Orfebre S.A.
LS-NIKKO Copper Inc.
LT Metal Ltd.
Luoyang Zijin Yinhui Gold Refinery Co., Ltd.
Marsam Metals
Materion
Matsuda Sangyo Co., Ltd.

Metal	Smelter Name
Gold (continued)
Metalor Technologies (Hong Kong) Ltd.
Metalor Technologies (Singapore) Pte., Ltd.
Metalor Technologies (Suzhou) Ltd.
Metalor Technologies S.A.
Metalor USA Refining Corporation
Metalurgica Met-Mex Penoles S.A. De C.V.
Mitsubishi Materials Corporation
Mitsui Mining and Smelting Co., Ltd.
MMTC-PAMP India Pvt., Ltd.
Modeltech Sdn Bhd
Morris and Watson
Morris and Watson Gold Coast
Moscow Special Alloys Processing Plant
Nadir Metal Rafineri San. Ve Tic. A.S.
Navoi Mining and Metallurgical Combinat
NH Recytech Company
Nihon Material Co., Ltd.
Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH
Ohura Precious Metal Industry Co., Ltd.
OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)
OJSC Novosibirsk Refinery
PAMP S.A.
Pease & Curren
Penglai Penggang Gold Industry Co., Ltd.
Planta Recuperadora de Metales SpA
Prioksky Plant of Non-Ferrous Metals
PT Aneka Tambang (Persero) Tbk
PX Precinox S.A.
Rand Refinery (Pty) Ltd.
Refinery of Seemine Gold Co., Ltd.
REMONDIS PMR B.V.
Royal Canadian Mint
SAAMP
Sabin Metal Corp.
Safimet S.p.A
Sai Refinery
Samduck Precious Metals
Samwon Metals Corp.
SAXONIA Edelmetalle GmbH
SEMPSA Joyeria Plateria S.A.
Shandong Tiancheng Biological Gold Industrial Co., Ltd.
Shandong Zhaojin Gold & Silver Refinery Co., Ltd.
Sichuan Tianze Precious Metals Co., Ltd.
Singway Technology Co., Ltd.
SOE Shyolkovsky Factory of Secondary Precious Metals
Solar Applied Materials Technology Corp.
State Research Institute Center for Physical Sciences and Technology
Sumitomo Metal Mining Co., Ltd.
SungEel HiMetal Co., Ltd.
T.C.A S.p.A
Tanaka Kikinzoku Kogyo K.K.
The Refinery of Shandong Gold Mining Co., Ltd.
Tokuriki Honten Co., Ltd.
Tongling Nonferrous Metals Group Co., Ltd.
TOO Tau-Ken-Altyn
Torecom
Umicore Brasil Ltda.
Umicore Precious Metals Thailand
Umicore S.A. Business Unit Precious Metals Refining
United Precious Metal Refining, Inc.
Valcambi S.A.
Western Australian Mint (T/a The Perth Mint)
WIELAND Edelmetalle GmbH
Yamakin Co., Ltd.
Yokohama Metal Co., Ltd.
Yunnan Copper Industry Co., Ltd.
Zhongyuan Gold Smelter of Zhongjin Gold Corporation

Metal	Smelter Name
Wolframite (Tungsten)
A.L.M.T. Corp.
ACL Metais Eireli
Asia Tungsten Products Vietnam Ltd.
Chenzhou Diamond Tungsten Products Co., Ltd.
Chongyi Zhangyuan Tungsten Co., Ltd.
Fujian Jinxin Tungsten Co., Ltd.
Ganzhou Haichuang Tungsten Co., Ltd.
Ganzhou Huaxing Tungsten Products Co., Ltd.
Ganzhou Jiangwu Ferrotungsten Co., Ltd.
Ganzhou Seadragon W & Mo Co., Ltd.
Global Tungsten & Powders Corp.
Guangdong Xianglu Tungsten Co., Ltd.
H.C. Starck Smelting GmbH & Co. KG
H.C. Starck Tungsten GmbH
Hunan Chenzhou Mining Co., Ltd.
Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji
Hunan Chunchang Nonferrous Metals Co., Ltd.
Hydrometallurg, JSC
Japan New Metals Co., Ltd.
Jiangwu H.C. Starck Tungsten Products Co., Ltd.
Jiangxi Gan Bei Tungsten Co., Ltd.
Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.
Jiangxi Xinsheng Tungsten Industry Co., Ltd.
Jiangxi Yaosheng Tungsten Co., Ltd.
Kennametal Fallon
Kennametal Huntsville
KGETS Co., Ltd.
Malipo Haiyu Tungsten Co., Ltd.
Masan Tungsten Chemical LLC (MTC)
Moliren Ltd.
Niagara Refining LLC
Philippine Chuangxin Industrial Co., Inc.
South-East Nonferrous Metal Company Limited of Hengyang City
Tejing (Vietnam) Tungsten Co., Ltd.
Unecha Refractory metals plant
Wolfram Bergbau und Hutten AG
Woltech Korea Co., Ltd.
Xiamen Tungsten (H.C.) Co., Ltd.
Xiamen Tungsten Co., Ltd.
Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.
Xinhai Rendan Shaoguan Tungsten Co., Ltd.

Based on the information obtained pursuant to the RCOI and due diligence process described above, the Company does not have sufficient information, with respect to the Subject Minerals, to determine the country of origin of all such Subject Minerals; however, based on the information that has been obtained, the Company has reasonably determined that countries of origin of the Subject Minerals include the following countries: Australia, Bolivia, Brazil, Burundi, Canada, Chile, China, Democratic Republic of the Congo, Ethiopia, Germany, India, Indonesia, Japan, Laos, Malaysia, Morocco, Mozambique, Myanmar, Namibia, Nigeria, Peru, Portugal, Russia, Rwanda, Sierra Leone, Singapore, Spain, Switzerland, Thailand, Uganda, the United States, Vietnam and Zimbabwe.

4.    Additional Due Diligence and Risk Mitigation
The Company expects to continually improve its supply chain due diligence efforts to mitigate the risk that the necessary Subject Minerals in its products benefit armed groups in the Covered Countries. Such measures include, but are not limited to:

•	assessing the presence of conflict minerals in its supply chain;

•	clearly communicating expectations with regard to supplier performance, transparency and sourcing;

•	providing internal and external education programs about the Company’s responsible sourcing efforts and programs;

•	increasing the quality of information in responses for the RCOI process;

•	embedding the RCOI process into the Company’s compliance processes such as the onboarding of new suppliers and quality reviews of existing suppliers; and

•	continuing to compare RCOI results to information collected via independent validation programs such as the RMI RMAP.